Free Writing Prospectus Filed Pursuant to Rule 433
(Related to Preliminary Prospectus Supplement Dated November 30, 2010)
Registration No. 333-159688
HARRIS CORPORATION
FINAL TERM SHEET

Dated: November 30, 2010

Issuer:	Harris Corporation

Size:	$400,000,000

Maturity:	December 15, 2020

Coupon (Interest Rate):	4.400%

Yield to Maturity:	4.471%

Spread to Benchmark Treasury:	T + 165 basis points

Price to Public:	99.429%

Benchmark Treasury:	2.625% due November 15, 2020

Benchmark Treasury Price:	98-10

Benchmark Treasury Yield:	2.821%

Interest Payment Dates:	June 15 and December 15, commencing on June 15, 2011

Make-Whole Call:	Treasury Rate plus 25 basis points

Settlement Date:	December 3, 2010

CUSIP:	413875 AM7

ISIN:	US413875AM76

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated

Co-Managers:	Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
SunTrust Robinson Humphrey, Inc.

Ratings:*	Baa1 (Moody’s)
BBB+ (S&P)
* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from any of J.P. Morgan Securities LLC by calling collect 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free 1-800-294-1322, or Morgan Stanley & Co. Incorporated by calling toll-free
1-866-718-1649.

Free Writing Prospectus Filed Pursuant to Rule 433
(Related to Preliminary Prospectus Supplement Dated November 30, 2010)
Registration No. 333-159688
HARRIS CORPORATION
FINAL TERM SHEET

Dated: November 30, 2010

Issuer:	Harris Corporation

Size:	$300,000,000

Maturity:	December 15, 2040

Coupon (Interest Rate):	6.150%

Yield to Maturity:	6.190%

Spread to Benchmark Treasury:	T + 205 basis points

Price to Public:	99.454%

Benchmark Treasury:	3.875% due August 15, 2040

Benchmark Treasury Price:	95-15

Benchmark Treasury Yield:	4.140%

Interest Payment Dates:	June 15 and December 15, commencing on June 15, 2011

Make-Whole Call:	Treasury Rate plus 35 basis points

Settlement Date:	December 3, 2010

CUSIP:	413875 AN5

ISIN:	US413875AN59

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated

Co-Managers:	Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
SunTrust Robinson Humphrey, Inc.

Ratings:*	Baa1 (Moody’s)
BBB+ (S&P)
* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from any of J.P. Morgan Securities LLC by calling collect 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free 1-800-294-1322, or Morgan Stanley & Co. Incorporated by calling toll-free
1-866-718-1649.